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                                                        Exhibit B


                       SERVICE AGREEMENT

                            BETWEEN

              ALLEGHENY POWER SERVICE CORPORATION

                              AND

                ALLEGHENY ENERGY SOLUTIONS, INC.




        THIS SERVICE AGREEMENT will be effective September 3, 1997, between Allegheny Power Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company") and Allegheny Energy Solutions, Inc., a corporation formed under the laws of the State of Delaware ("AES").


                          WITNESSETH:


        WHEREAS, the Service Company was created to perform certain management duties on behalf of Allegheny Power System, Inc. (the "System"), its utility subsidiary companies (the "Subsidiaries") and its nonutility subsidiary companies (the "Nonutility Subsidiaries"); and

        WHEREAS, the Service Company offers to provide a central organization to furnish to the System, the Subsidiaries and the Nonutility Subsidiaries certain advisory, supervisory and other services in accordance with current practices and procedures; and

        WHEREAS, AES wishes to accept the offer proposed by the Service Company.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be reasonably bound, hereby agree as follows:


        1. The Service Company hereby offers to furnish to AES the services detailed on Exhibit I attached hereto and made a part hereof.

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        2.  For all services rendered to AES by the Service
Company, AES agrees to pay the cost thereof. For services rendered to one or more Subsidiaries, Nonutility Subsidiaries and/or the System and/or AES, the allocation will be based on the average of the prior three years' direct costs charged by the Service Company to each Subsidiary, Nonutility Subsidiary and AES. Until a three-year history for AES is developed, AES's costs will be deemed to be the same as the average of the System's prior three years' direct costs, thereby reducing each Subsidiary's share proportionately. Once a three-year history for AES is available, APSC will calculate an allocation percentage for AES. If the difference between that allocation percentage and the one used for any of AES's first three years is material, then APSC will recalculate all allocation percentages for those years in which the difference was material and AES, the Subsidiaries, the Nonutility Subsidiaries or the System will each either pay an additional amount or receive a refund of a particular amount for that year.

        3. The payment for services rendered by the Service Company to the System, the Subsidiaries, the Nonutility Subsidiaries and AES shall cover all the costs and expenses of its doing business, excluding only a return for the use of equity capital, and that each Subsidiary, Nonutility Subsidiary, the System and AES shall pay its direct or fair proportionate share.

        4. Payment shall be made by AES to the Service Company on a monthly basis on or before the 20th day of the succeeding month, upon receipt of a statement showing the amount due. Certain charges billed by the Service Company to AES may not be due immediately and will be so indicated on the statement of billing. Monthly charges may be made on an estimated basis, but adjustments will be made at the end of each calendar year so that all charges for the calendar year will be in accordance with the foregoing.

        5. Nothing herein shall be construed to release the officers and directors of AES from the performance of their respective duties or limit the exercise of their powers as prescribed by law or otherwise.

        6. The offer set forth herein shall become a contract effective as of the date of signing. Such Service Agreement shall continue in full force and effect from year to year but may be terminated by either party upon 60 days' prior notice, and AES may terminate such contract at any time with or without notice for any cause deemed by it to be sufficient.


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        7.  The Service Agreement will be subject to termination
or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Service Agreement and shall be subject to the approval of any state commission or other regulatory body whose approval is a legal prerequisite to its execution and delivery or performance.


                              ALLEGHENY POWER SERVICE CORPORATION


                                   By   /s/ A. J. Noia
                                     President

Attest:


/s/ Eileen M. Beck
         Secretary

                                   Allegheny Energy Solutions, Inc.



                                   By  /s/ Alan J. Noia
                                     President

Attest:

/s/ Eileen M. Beck
         Secretary


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                                                        Exhibit I


    Allegheny Power Service Corporation Principal Functions

        In accordance with the terms and conditions of the Service Agreement dated September 3, 1997, Allegheny Power
Service Corporation shall perform for AES the following services as requested:

            1.Provide technical support as needed to offer power marketing services and to manage AES's interest in Fort Martin Unit No. 1.

            2.Planning and implementation of financial programs to raise the funds required for AES, including handling arrangements for bank borrowings and sales of securities and relationships with investors and analysts.

            3.Counsel on corporate, legal and regulatory matters and on important contractual relationships.

            4.Provide general and administrative services
              including, but not limited to, the following:

              a)  Purchasing.

              b)  Customer billing and accounting.

              c) Information services, including computer applications and programming and electronic data processing.

              d) Preparation of consolidated financial statements and cost, statistical, and financial data, as required.

              e) Assistance with respect to certain personnel matters, including, but not limited to, employee benefit matters.

              f) Preparation and filing of consolidated income tax returns and following developments in federal and state taxation regulations.

              g)  Administration of insurance.

              h)  Internal auditing.

              i) Corporate security.

              5. Certain other services in addition to the above as
                 Allegheny Power Service


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Corporation may be able to provide and/or AES may require or request.